Exhibit 10.1

Frost Bank

315 Landa Street

New Braunfels, Texas 78130

April 1, 2015

Geospace Technologies Corporation 7007 Pinemont Drive Houston, TX 77040 Attn: Thomas T. McEntire, Chief Financial Officer	BY CERTIFIED MAIL NO. , RETURN RECEIPT REQUESTED

RE:	Waiver and Consent Letter (“Consent Letter”) regarding that certain Loan Agreement dated September 27, 2013, executed by and among Geospace Technologies Corporation, a Delaware corporation (“Borrower”), each of the domestic subsidiaries of Borrower identified on Schedule 1 hereto (collectively, “Guarantor”) and Frost Bank, a Texas state bank (“Lender”) (Borrower, Guarantor and Lender collectively referred to herein as the “Parties”), as amended by that certain First Amendment to Loan Agreement dated December 16, 2013, effective as of September 27, 2013, by and among Borrower, Guarantor and Lender (as amended, the “Loan Agreement”)

Dear Ladies and Gentlemen:

Borrower has notified Lender that Borrower (i) formed a Texas for-profit corporation in the initial name of Texas Geospace Technologies Corporation (“Texas Geospace”) pursuant to a Certificate of Formation filed with the Texas Secretary of State on March 26, 2015 and intends to make Texas Geospace a direct and wholly owned subsidiary of Borrower and (ii) desires to (a) merge Borrower with and into Texas Geospace whereby Texas Geospace will be the surviving corporation pursuant to a Certificate of Merger to be filed with the Texas Secretary of State, (b) amend the name of Texas Geospace to Geospace Technologies Corporation pursuant to an Amended and Restated Certificate of Formation to be attached to the Certificate of Merger described in (a) above and (c) terminate Borrower’s existence with both the Delaware Secretary of State and Texas Secretary of State (items (i) and (ii) above being referred to herein as the “Transaction”).

Borrower has requested that Lender consent to the Transaction and waive each Default or Event of Default, if any, that may have occurred or will occur under any Loan Document in connection with the Transaction, including in respect of Sections 6.02(d) (Notices), 6.04 (Preservation of Existence, Etc.), 7.02 (Mergers, Consolidations), 7.03 (Sale of Assets) and 7.10 (Additional Subsidiaries) of the Loan Agreement and Sections 4.8(a) (Schedules) and 4.9(a) (Legal Status) of the Security Agreement. This Consent Letter evidences Lender’s waiver and agreement to consent solely to the Transaction as outlined above. For the avoidance of doubt, following consummation of the Transaction, Borrower shall be Geospace Technologies Corporation, a Texas corporation. All terms not defined herein have the meaning given in the Loan Agreement.

The consent set forth above will be limited precisely as written and relates solely to the Loan Documents in the manner and to the extent described above, and nothing in this letter will be deemed to prejudice any right or remedy that Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document, or any other instrument or agreement referred to therein.

The agreement in this Consent Letter will not be considered an admission or agreement that any other modifications are contemplated by the Parties or in any Loan Document or establish any course of dealing between Lender and Borrower with regard to future consents, waivers or amendments. This Consent Letter should not be construed as an indication that Lender would be willing to agree to any future modifications to any of the terms of the Loan Agreement or other Loan Documents, or any waiver of any Events of Default or Defaults that may exist or occur thereunder.

This Consent Letter will constitute a supplement to the Loan Agreement. From and after the date hereof, references in the Loan Agreement to “this Agreement” and like terms will be deemed to be references to the Loan Agreement as supplemented by this Consent Letter, and as otherwise amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents. References in the other Loan Documents to the Loan Agreement will be deemed to be references to the Loan Agreement as supplemented by this Consent Letter and as further amended, supplemented, restated or otherwise modified from time to time. This Consent Letter is a Loan Document executed pursuant to the Loan Agreement and will (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Loan Agreement.

Except as specifically waived as set forth above, all terms, provisions and requirements of the Loan Agreement will remain as written, and as amended from time to time. The Loan Agreement as supplemented by this Consent Letter is ratified and confirmed in all respects, and all other Loan Documents are hereby ratified and confirmed in all respects, and Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Loan Agreement. Lender reserves the right to require such additional and further documentation to further implement the terms of this consent at any time following delivery of same to Borrower.

Borrower, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Lender and its successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, in each case, as a result of any actions or inactions occurring on or prior to the date hereof, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of any Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Borrower understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

This Consent Letter will become effective once it is fully executed by Borrower and Guarantor and delivered to Lender. If you agree to the terms hereof, please sign and return three original counterparts of this Consent Letter to the undersigned by 5:00 p.m., April 8, 2015.

Sincerely,

FROST BANK

By:	/s/ Larry Hammonds
Larry Hammonds
Market President-New Braunfels

[Borrower’s and Guarantor’s Acknowledgement Page Follows]

ACKNOWLEDGED AND AGREED:

BORROWER:

GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary

Date:	April 6, 2015

GUARANTOR:

GTC, INC.
EXILE TECHNOLOGIES CORPORATION
GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC.
GEOSPACE FINANCE CORP.
GEOSPACE J.V., INC.
GEOSPACE TECHNOLOGIES, SUCURSAL SUDAMERICANA LLC

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Vice President, Chief
Financial Officer and Secretary of each of the Guarantors named above

Date:	April 6, 2015

SCHEDULE 1

TO

CONSENT LETTER

Guarantors/Domestic Subsidiaries

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company